UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2011

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33473	62-1407522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, WA 98101

(Address of Principal Executive Office) (Zip Code)

(206) 621-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers’ Compensatory Arrangements of Certain Officers

Fred Bild, a member of the Board of Directors of HQ Sustainable Maritime Industries, Inc. (the “Company”) tendered his resignation as director of the Company effective June 29, 2011. Mr. Bild also resigned a member of the Audit and Compensation Committees of the Board, respectively. Mr. Bild’s resignation letter to the Company stated no reason for his departure.

Kevin Fitzsimmons, a member of the Board of Directors of HQ Sustainable Maritime Industries, Inc. (the “Company”) tendered his resignation as director of the Company effective June 29, 2011. Mr. Fitzsimmons’s resignation letter to the Company stated no reason for his departure.

Following the foregoing departures, Daniel Too is the sole remaining independent director on the Board of the Company.

The Company is actively seeking to fill the vacancies on the Board and its standing committees as soon as practical.

Item 8.01.	Other Events.

SEC Investigation

The Company was recently notified by the staff of the SEC that it has initiated a formal, nonpublic investigation into the circumstances related to the delays in the Company’s filing of its Annual Report on Form 10-K for the fiscal period ended December 31, 2010. The SEC has informed the Company that the investigation should not be construed as an indication that any violations of law have occurred. The Company has been and remains committed to cooperating with the SEC. It is not possible at this time to predict the outcome of the SEC investigation, including whether or when any proceedings might be initiated, when these matters may be resolved or what, if any, penalties or other remedies may be imposed.

Litigation Matters

The following is a summary of various litigation matters in which the Company has been involved:

A federal securities class action lawsuit and series of related state and federal shareholder derivative actions were recently filed against the Company and certain of its current and/or former officers and directors (the “Individual Defendants”).

The federal securities class action, captioned Jason Moomjy v. HQ Sustainable Maritime Industries, Inc., Civil Action No. 2:11-cv-726-RSL, was commenced May 4, 2011 on behalf of certain shareholders who purchased the common stock of HQSM between May 11, 2009 and April 1, 2011, inclusive (the “Class Period”). This lawsuit is pending in the United States District Court for the Western District of Washington against defendant HQSM and one or more of its officers and/or directors. Class action plaintiffs allege that defendants violated federal securities laws by materially overstating the Company’s sales, revenue and net income since at least the first quarter of 2009, resulting in the Company’s stock to trade at artificially high levels throughout the Class Period, and allowing the Company to make two public offerings of its securities in 2009 and 2010. The class action plaintiffs do not provide any factual basis to support these conclusory allegations. Instead, they merely rely on the fact the Company announced on March 16, 2011 that it would be unable to file its financial statements and annual report with the United States Securities and Exchange Commission (“SEC”) on that date, as required by federal law, and was seeking a 15-day extension due to delays in compiling information for the preparation of the financial statements; and that trading of the Company’s shares was suspended by the Exchange on April 1, 2011, after the Company failed to file the required documentation by the extended reporting deadline. Class action plaintiffs speculate that the Company could not meet its reporting deadline because its Chief Executive Officer allegedly would not cooperate with the auditors and special counsel brought in by the audit committee to investigate accounting improprieties at the Company. Based on these allegations, class action plaintiffs seek to hold all defendants liable for allegedly violating Section 10(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rule 10b-5 promulgated thereunder, as well as the Individual Defendants additionally liable for allegedly violating Section 20(a) of the Exchange Act. This matter is in the early stages of the proceedings. Motions to appoint Lead Plaintiffs, and approve Lead Plaintiffs’ selection of Plaintiffs’ Lead Counsel have only recently been filed and the Company will not be required to respond until a consolidated complaint is filed.

The Company has also been named as a nominal defendant in a series of related federal and state shareholder derivative actions filed by different named plaintiffs. The claims made against the various current and/or former officers and directors in these actions are substantially similar, and all arise out of the same conduct that is alleged in the federal securities class action complaint described above. Three separate federal shareholder derivative actions are pending in the United States District Court for the Western District of Washington (i.e., Hopkins v. Sporns et al., Civil Action No. 11-cv-00910JCC; Niksich v. Wang Li et al., Civil Action No. 11-cv-01005RAJ; Corkery-Smith v. Intrater et al., Civil Action No. 11-cv-01030-JLR). Two separate state derivative actions were originally filed in King County Superior Court in the state of Washington (i.e., Morgan v. Sporns et al., Civil Action No. 11-2-16742-9SEA; Guyton v. Sporns et al., Civil Action No. 11-2-18160-0). However, these state actions were consolidated on June 20, 2011 by order the King County Superior Court. The Court has directed the Plaintiffs to file a Consolidated Complaint in the consolidated litigation captioned, In Re HQ Sustainable Maritime Industries, Inc. Derivative Litigation, no later than July 1, 2011.

Update on the Removal of the Company’s Securities from the NYSE Amex

As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2011, the Company informed the staff of the NYSE Amex (the “Staff”) of its intent not to appeal the Staff’s determination to delist the Company’s securities. Subsequently, the Staff informed the Company it was planned to remove the listing of the Company’s securities from the NYSE Amex on Friday, July 8, 2011.

Item 9.01	Exhibits

NA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HQ Sustainable Maritime Industries, Inc.

By:	/s/ Norbert Sporns
Norbert Sporns Chief Executive Officer

Date: July 6, 2011